EXHIBIT 99.3
WELLS-CTI, INC	RECONCILIATION OF US TRUSTEE FORMAT TO GAAP
FORMS OPR-1 & OPR-2
BALANCE SHEET
AS AT MARCH 29, 2003

AS REPORTED TO US TRUSTEE	U.S. GAAP ADJUSTMENTS	U.S. GAAP ADJUSTED

ASSETS:
 Cash & Cash Equivalent
 Accounts Receivable - Trade
 Inventory
 Prepaid Expenses
     Total Current Assets
 Plant, Property, & Equip. - Gross
 Accm/Depr
     Total Fixed Assets
 Deposits
 Investments & Intraco.
 Other Assets
     Total Other Assets
          TOTAL ASSETS

1,955 1,169,391 1,443,653 123,220 2,738,219 16,200,184 12,528,308 3,671,876 33,422 200,000 - 233,422 6,643,517	(319,876) (16,162,207) 12,527,182 (63,746) 1,801,583 (2,217,064)	1,955 1,169,391 1,123, 777 123,220 2,418,343 37,977 1,126 36,851 (30,324) 2,001,583 - 1,971,259 4,426,453

LIABILITIES & EQUITY: Total Debt Accounts Payable Accrued Expenses Total Current Liab. Other Liab. Long Term Debt Total Liabilities	41,584,610 234,350 1,756,174 43,575,134 - - 43,575,134	(41,584,610)	- 234,350 1,756,174 1,990,524 - - 1,990,524
EQUITY Common Stock/PIC Currency Translation Adj. Beginning R/E Current Earnings Total Equity	70,157,595 - (106,806,091) (283,121) (36,931,617)	43,386,193 (4,415,161) 396,514	113,543,788 - (111,221,252) 113,393 2,435,929
TOTAL LIAB. & EQUITY	6,643,517	(2,217,064)	4,426,453

WELLS-CTI, INC	RECONCILIATION OF US TRUSTEE FORMAT TO GAAP
FORM OPR-5
INCOME STATEMENT
FOR THE MONTH OF MARCH 2003

AS REPORTED TO US TRUSTEE	U.S. GAAP ADJUSTMENTS	U.S. GAAP ADJUSTED

Total Sales	706,347	706,347
Cost Of Sales	444,289	(132,032)	312,257

Gross Margin	262,058	132,032	394,090

Selling/General/Administrative	290,669	290,669

Operating Profit	(28,611)	132,032	103,421

Other Exp/(Income)	(47,752)	(47,752)

Pretax Income/(Loss)	19,141	132,032	151,173
Taxes	-	-	-

Net Income/(Loss)	19,141	132,032	151,173

WELLS-CTI - USA	RECONCILIATION OF US TRUSTEE FORMAT TO GAAP
FORM OPR-6
DIVISIONAL CASH FLOWS
MARCH 2003

AS REPORTED	U.S. GAAP	U.S. GAAP
TO US TRUSTEE	ADJUSTMENTS	ADJUSTED

SOURCES:
Net Income from Operations	19,141	132,032	151,173
Borrowed Funds	-	-	-
Troubled Debt Restructuring	-	-	-
IRS Refund	-	-	-
Goodwill Impairment	-	-	-
Cash Item - Miscellaneous	-	-	-
Depreciation and Amortization	132,407	(132,032)	375
Deferred Income Taxes	-	-	-

TOTAL	151,548	-	151,548

APPLICATIONS:
Accounts Receivable	127,978	-	127,978
Inventory	(69,399)	-	(69,399)
Capital Equipment	36,565	-	36,565
Reduction in Debt	-	-	-
Bank Fees	-	-	-
Accounts Payable	(54,634)	-	(54,634)
Other Working Capital	138,728	-	138,728

TOTAL	179,238	-	179,238

NET CASH FLOW	(27,690)	-	(27,690)

BEGINNING CASH	29,645	-	29,645

ENDING CASH	1,955	-	1,955

OTHER WORKING CAPITAL
Prepaid Assets	14,474	-	14,474
Intercompany	(313,359)	-	(313,359)
Other Assets	(34,886)	-	(34,886)
Accrued Expenses/Payroll	472,499	-	472,499

TOTAL	138,728	-	138,728